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                                                                    EXHIBIT 99.1

                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE



                        MALAN REALTY INVESTORS ANNOUNCES
                           PARTIAL REDEMPTION CALL FOR
             $10 MILLION OF 9.5% CONVERTIBLE SUBORDINATED DEBENTURES


         BINGHAM FARMS, MICH., SEPTEMBER 25, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced it is calling for redemption on October 27, 2003 $10 million of its 9.5% Convertible Subordinated Debentures due July 15, 2004. The portion of the Debentures being called will be redeemed at par, plus accrued but unpaid interest, and retired. The aggregate principal balance of the Debentures is currently $42.7 million.



         The portion of the Debentures to be redeemed will be selected by lot. The transfer books for the Debentures will be closed on September 26, 2003 for purposes of this selection process. The transfer books will be reopened on September 29, 2003. The Debentures currently trade on the New York Stock Exchange under the symbol MAL04. The CUSIP number of the Debentures is 561063AA6001.



         Prior to 5:00 p.m. EDT on October 27, 2003, holders of Debentures called for redemption may convert their Debentures into shares of Malan common stock at a price of $17.00 per share, or approximately 58.82 shares per $1,000 principal amount of Debentures. Cash will be paid in lieu of fractional shares. On September 24, 2003, the



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         closing price of Malan common stock on the New York Stock Exchange was
         $4.61 per share.



         Holders of Debentures called for redemption who do not convert their Debentures into Malan common stock will have such Debentures redeemed on October 27, 2003. Upon redemption, they will receive $1,026.92 per $1,000 principal amount of Notes (consisting of the redemption price of $1,000 plus accrued and unpaid interest thereon from July 15, 2003 up to but not including October 27, 2003 of $26.92). No further interest will accrue thereafter on Debentures called for redemption.



         A notice of redemption is being mailed to all registered holders of the Debentures, including, where applicable, information concerning the specific Debentures selected by lot for redemption. Copies of the notice of redemption may be obtained from The Bank of New York, the paying agent and conversion agent, by calling Roxane Ellwanger at (312) 827-8574. The address of The Bank of New York is 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602.



         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 34 properties located in eight states that contains an aggregate of approximately 2.9 million square feet of gross leasable area.



         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or through Company News On-Call by fax at
         (800) 758-5804, ext. 114165, or www.prnewswire.com.



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